FOR IMMEDIATE RELEASE

Superior Drilling Products’ 2017 Preliminary Revenue Estimate
More Than Double Prior-year Revenue and Exceeds Guidance

Also Announces Extension of Supplier Contract and
Fourth Quarter 2017 Teleconference

VERNAL, UT, February 14, 2018 — Superior Drilling Products, Inc. (NYSE American: SDPI) (“SDP”or the “Company”), a designer and manufacturer of drilling tool technologies, today announced preliminary unaudited revenue for 2017 of $15.6 million, exceeding its expected range of $15 million to $15.5 million that was raised for the second time in November 2017, and more than doubling 2016 revenue of $7.1 million. Preliminary revenue for the fourth quarter of 2017 ended December 31, 2017, is expected to be approximately $3.7 million, an increase of more than 50% over the prior-year period. Preliminary results are subject to change pending review by the Company’s independent accountants.

“2017 was a year of successful execution. We grew rapidly as our flagship Drill-N-Ream® (DnR) wellbore conditioning tool continued to demonstrate its value by gaining greater market penetration. We expanded our future opportunities for the DnR by establishing a market development agreement in the Middle East with a leading oil field services company. And, we believe we have validated the unique capabilities and durability of our StriderTM oscillation system technology for increasing drilling efficiencies,” commented Troy Meier, Chairman and CEO of Superior Drilling Products.

Operating expenses, excluding a $587,500 bonus in lieu of stock, are expected to be approximately $14.7 to $14.8 million, implying an operating margin for the year that well exceeds the November 2017 guidance of 2% to 3%. The Meiers used the bonus to pay principle and interest on the Tronco note receivable reducing it to $7.4 million at the end of 2017.

The Company also announced that it has mutually agreed with a leading customer to extend its supply agreement as the parties negotiate new terms with the intent to broaden the relationship and not have any disruption in operations or production.

Fourth Quarter 2017 Teleconference and Webcast

The Company will release its complete fourth quarter and full year 2017 financial results before the opening of financial markets on Thursday, March 8, 2018, and will host a conference call that same day.

Thursday, March 8, 2018

9:00 a.m. Mountain Time/11:00 a.m. Eastern Time

Phone: (201) 689-8470

Webcast and accompanying slide presentation: www.sdpi.com

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Superior Drilling Products’ 2017 Preliminary Revenue Estimate More Than Double Prior-year Revenue and Exceeds Guidance

February 14, 2018

A telephonic replay will be available from 12:00 p.m. MT (2:00 p.m. ET) the day of the teleconference until Thursday, March 15, 2018. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13676788, or access the webcast replay via the Company’s website at www.sdpi.com, where a transcript will be posted once available.

About Superior Drilling Products, Inc.

Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs and sells drilling tools. SDP drilling solutions include the patented Drill-N-Ream® well bore conditioning tool and the patented StriderTM oscillation system technology. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field service company. SDP operates a state-of-the-art drill tool fabrication facility, where it manufactures its solutions for the drilling industry, as well as customers’ custom products. The Company’s strategy for growth is to leverage its expertise in drill tool technology and innovative, precision machining in order to broaden its product offerings and solutions for the oil and gas industry.

Additional information about the Company can be found at: www.sdpi.com.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements and information that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this release, regarding our strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management, are forward-looking statements. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan, and similar expressions are intended to identify forward-looking statements, although not all forward -looking statements contain such identifying words. Certain statements in this release may constitute forward-looking statements, including statements regarding the Company’s financial position, market success with specialized tools, effectiveness of its sales efforts, success at developing future tools, and the Company’s effectiveness at executing its business strategy and plans. These statements reflect the beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, our business strategy and prospects for growth; our cash flows and liquidity; our financial strategy, budget, projections and operating results; the amount, nature and timing of capital expenditures; the availability and terms of capital; competition and government regulations; and general economic conditions. These and other factors could adversely affect the outcome and financial effects of the Company’s plans and described herein.

For more information, contact investor relations:

Deborah K. Pawlowski

Kei Advisors LLC

(716) 843-3908

dpawlowski@keiadvisors.com

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